LEEP Inc
Company Delivers an Update to Shareholders

Louisville, KY.LEEP Inc.
OTC:LPPI the Company

Dear Shareholders and Investors.

We are very pleased to advise you that LEEP sold their Tiny Home to a Contractor, who then sold the Tiny home to a customer, who is apparently quite happy with his purchase.

We have now decided that while the market for the Tiny Home appears to be basically nation wide it is our intention to list LEEP?s Tiny Home on one or more social media sites, like Amazon, for sale. We will be working with a contractor to offer several options as to the look and finish of the interior, which will be provided independently.

We are also looking into selling the LEEPCore 48 on the same social media sites. We are exploring options as to a variety of plans, as well, with the contractor for the interior of the LEEPCore 48 home.

The company is in negotiations for a major project which will include storage units, multi and single family homes, along with commercial properties. This is a long and arduous process which can be extremely profitable for LEEP once the details are ironed out. We expect to have something to report on this matter as soon as possible this summer.

With Best Regards,
John H. Nordstrom
CEO, LEEP Inc.
email: contact@leepinc.com
website: www.leepinc.com


About LEEP Inc
LEEP Inc (OTC: LPPI) is the creator and manufacturer of the LeepCore Steel SIP (structural insulated panel).
The revolutionary building material designed for the 21st
Century.
LeepCore is a galvanized steel skin, polyurethane foam core, load-bearing SIP that is used to construct walls, roofs and floors.
LeepCore constructed buildings are stronger, lighter and quicker to erect than with traditional building materials.